Exhibit 99.2

LIMITED WAIVER

This Limited Waiver, dated July 17, 2020 (this “Agreement”), is to provide for a limited waiver of certain provisions of those certain Engagement Letters dated August 14, 2019 and January 13, 2020 (the “Engagement Letters”), and the Underwriting Agreement dated May 1 2020 (the “Underwriting Agreement”), between Delcath Systems, Inc. (“Delcath”) and ROTH Capital Partners, LLC (“ROTH”). Delcath and ROTH may be referred to herein individually or collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meaning given such terms in the Engagement Letters or the Underwriting Agreement, as the case may be.

Pursuant to the “Other Business” provisions set forth in Section 7 of the Engagement Letters, the Parties agreed that, among other things, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Tail Period”), Delcath shall offer to ROTH the opportunity to act as placement agent or underwriter with respect to any additional Financing, and to receive a minimum of 35% of the fees paid to the agents or underwriters for such Financing (the “Right of First Refusal Provisions”).

Pursuant to Section 5(a)(xiii) of the Underwriting Agreement, Delcath agreed that it would not, without the prior written consent of ROTH, during the period ending ninety (90) days after the date of the Underwriting Agreement, offer, pledge, issue, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock (the “Lock-Up Provisions”).

Delcath now proposes to engage Cantor Fitzgerald & Co to serve as placement agent in connection with one or more “at the money” Financings in an aggregate amount of up to $12,000,000 (the “Proposed Financing”), and seeks to have ROTH waive the Right of First Refusal Provisions in the Engagement Letters and the Lock-Up Provisions in the Underwriting Agreement solely with respect to the Proposed Financing.

Section 1: Limited Waiver

ROTH hereby waives (a) the Right of First Refusal Provisions in connection with Delcath’s engagement of Cantor Fitzgerald & Co. to serve as placement agent in connection with the Proposed Financing during the Tail Period (provided, however, that ROTH shall receive a fee equal to 1.05% of the gross sales price per share sold in the Proposed Financing during the Tail Period), and (b) the Lock-Up Provisions in connection with the Proposed Financing,. The Parties hereto acknowledge and agree that, except with respect to the foregoing waiver, the Right of First Refusal Provisions set forth in the Engagement Letters and the Lock-Up Provisions in the Underwriting Agreement remain in full force and effect.

Section 2: Amendment and Modification

This Agreement may not be amended or modified except by a written agreement executed by the Parties and specifically referencing the provisions hereof to be so amended or modified.

Section 3: Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of such counterpart signature pages by facsimile or other electronic transmission shall be effective as delivery of an original executed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Limited Waiver as of the date first written above.

ROTH CAPITAL PARTNERS LLC

By:	/s/ Aaron M. Gurewitz
	Name:	Aaron M. Gurewitz
	Title:	Head of Equity Capital Markets

DELCATH SYSTEMS, INC.

By:	/s/ John Purpura
	Name:	John Purpura
	Title:	Interim Chief Executive Officer